Exhibit 21.1

Subsidiaries

Entity Name in English	Jurisdiction of Incorporation	Parent/Ownership

Sino-Global Shipping New York Inc.	New York, U.S.	Singularity Future Technology Ltd. (100% Owned)

Ningbo Saimeinuo Supply Chain Management Ltd.	Ningbo, Zhejiang, PRC	Sino-Global Shipping USA Ltd. (100% Owned)

Blumargo IT Solution Ltd.	New York, U.S.	Sino-Global Shipping USA Ltd. (100% Owned)

Gorgeous Trading Ltd.	Texas, U.S.	Sino-Global Shipping USA Ltd. (100% Owned)

Brilliant Warehouse Service Inc.	Texas, U.S.	Sino-Global Shipping New York Inc. (51% Owned)

Phi Electric Motor Inc.	New York, U.S.	Sino-Global Shipping New York Inc. (51% Owned)

SG Shipping & Risk Solution Inc.	New York, U.S.	Sino-Global Shipping USA Ltd. (100% Owned)

SG Link LLC	New York, U.S.	SG Shipping & Risk (100% Owned)

Thor Miner Inc.	Delaware, U.S.	Sino-Global Shipping America Inc. (51% Owned)

Sino-Global Shipping (HK) Ltd.	Hong Kong, PRC	Singularity Future Technology Ltd. (100% Owned)

Trans Pacific Shipping Ltd.	Beijing, PRC	Sino-Global Shipping USA Ltd. (100% Owned)

Trans Pacific Logistics Shanghai Ltd.	Shanghai, PRC	Trans Pacific Shipping Ltd. (90% Owned)